Exhibit 4

                             PROMISSORY NOTE

Note 8200738439
$2,000,000.00                                    Date:  March 28, 2002

For value received, the undersigned, Phillip A. Wiland and Linda
S. Wiland ("Borrower") promises to pay to COMMERCIAL FEDERAL BANK, a Federal Savings Bank ("Bank"), or order, the principal sum of TWO MILLION DOLLARS AND 00/100 ($2,000,000.00) together with interest on the unpaid balance from time to time outstanding as hereinafter provided. If there is more than one Borrower, the liability of the Borrowers shall be joint and several in all respects, and any reference to the "Borrower" shall be deemed to refer to all Borrowers.


PAYMENTS

Borrower will receive all of the principal sum on March 28, 2002. Principal and interest shall be due and payable in one hundred twenty (120) consecutive monthly installments commencing April 28, 2002, and continuing on the same day of each month thereafter until March 28, 2012 at which time all unpaid principal and interest shall be due and payable. The amount of the first sixty monthly installments of principal and interest shall be $14,727.24. On each Interest Rate Change Date (as described below) the amount of the monthly installments shall be calculated using the principal balance on such Interest Rate Change Date, amortized in equal monthly installments of principal and interest over the remainder of the 25-year amortization period that is assumed to have commenced on the Disbursement Date, at the interest rate established on the Interest Rate Change Date (as described below).

Any unpaid principal and interest is due and payable on March 28, 1012 (the "Maturity Date").

Interest Rate:

     A. From and after the date of the Promissory Note and through and including March 27, 2007 interest shall accrue at the annual rate of SEVEN AND THIRTY FIVE ONE
         HUNDREDTHS (7.35) Percent.

     B. From and after March 28, 2007, and until the Maturity Date of the Promissory Note, interest shall be adjusted on each subsequent Index Rate Change Date (as defined below) to that annual rate that is 255 basis points in excess of the Five Year Interest Rate Swaps Rate as published in the Federal Reserve Statistical Release, H.15(519) for the most recently reported business week prior to the Index Rate Change Date (such rate being hereafter referred to as the "Index").

         Should such yield determination cease to be available, then Commercial Federal Bank shall specify another index of interest rates that, in the discretion of Commercial Federal Bank, is reasonably comparable thereto, and the same shall thereafter be deemed to be the Five Year Interest Rate Swaps Rate.

         Index Rate Change Date: A change in the interest rate will take effect on the following date(s):
         March 28, 2007

     C. Borrower agrees that the interest rate contracted herein includes the interest rate set forth herein and any other changes, costs, fees and expenses incident to this transaction that are to be paid by Borrower, to the extent the same are deemed interest under applicable law.

     D. All interest is calculated on a 365/360 year basis; that is, by dividing the annual rate of interest by a year of 360 days, multiplied by the outstanding principal balance, times the actual number of days the principal balance is outstanding.

     E. In the event of Default (as defined below), Borrower shall pay Commercial Federal Bank the Default Interest Rate of 18%. If interest is not paid when due, including by Default, it shall be come part of the principal and bear interest at the rate the Default Interest Rate.

Principal and interest shall be payable at the 215 South Wadsworth Blvd. Branch of Commercial Federal Bank in Lakewood, Colorado, or at such other place as the holder hereof may designate. At the holder's option, any payments hereunder may be applied first to accrued interest and then to principal. All amounts payable hereunder shall be paid in lawful money of the United States. Any prepayment shall be applied to installment payments due under this
Note in inverse order of maturity.

Borrower shall pay to Bank a late charge equal to five percent
(5.0%) of the amount of any payment due which is not made to Bank within ten (10) days after the date such payment becomes due.

The Note shall become immediately due and payable at the option of the holder hereof without presentment or demand or any notice to Borrower or any other person obligated hereon upon the occurrence of any default in the payment of any of the principal or any interest hereon when due, upon default under any other agreement between Borrower and Bank, or if any even occurs or condition exists that authorizes the acceleration of the Maturity Date hereof under the deed of trust securing this Note or any other deed of trust, security agreement or other agreement made by Borrower in favor of Bank. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

In the event any holder hereof utilizes the services of an attorney in attempting to collect the amounts due hereunder or to enforce the terms hereof or of any agreements related to this indebtedness, or if any holder hereof becomes party plaintiff or defendant in any legal proceeding in relation to the property described in any instrument securing this Note or for the recovery or protection of the indebtedness evidenced hereby, Borrower, its successors and assigns, and any endorsers hereof shall repay to such holder hereof, on demand, all costs and expenses so brought, including those costs, expenses and attorneys' fees incurred after the filing by or against Borrower of any proceeding under any chapter of the Bankruptcy Code, Title 11 of the United States Code, or similar federal or state statute, and whether incurred in connection with the involvement of any holder hereof as creditor in such proceedings or otherwise.

In addition to all other amounts due hereunder, Borrower agrees to pay to the Bank, at the time of execution hereof, an Origination Fee in the amount of $20,000.00; Credit Reports in the amount of $26.25; Flood Certification in the amount of $12.00; Appraisal fee in the amount of $850.00; an Overnight Fee in the amount of $15.00 and a Tax Service fee in the amount of $55.00. Prepaid fees in the amount of $2,250.00 have been received by lender and the balance shall be paid at closing.

Borrower agrees that the interest rate contracted for includes the interest rates set forth herein plus any compensating balance requirement and any other charges, fees, costs and expenses incident to this transaction paid by the Borrower to the extent the same are deemed interest under applicable law.

The maximum interest rate on this loan shall be 18.00% per annum and the minimum interest rate on this loan shall be 6.00% per annum.

ADDITIONAL TERMS:

1. Borrower agrees that until Note is repaid in full, to provide Bank with the following financial information and statements and such additional information as requested by Bank from time to time:

     (a) Provide the Bank with a copy of Borrower's annual tax returns, including all K-1's and attachments, within 120 days of fiscal year end.

      (b) Provide the Bank with a financial statement annually as of December 31 for Borrower within 120 days of fiscal year end.

2. Borrower agrees to allow Bank and its agents to inspect the properties and examine, audit and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

3. Borrower agrees to comply with the laws (including any fictitious name statute), regulations and orders of any government body with authority over the Borrower's business.

4. Borrower agrees to make any repairs, renewals, or replacements to keep the Borrower's property in good working condition.

5. Borrower agrees to maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be for the full replacement cost of the collateral and include a replacement cost endorsement. The insurance must be issued by an insurance company acceptable to the Bank and must include the Bank's loss payable endorsement in favor of the Bank, in a form acceptable to the Bank.

6. Borrower is required to maintain a deposit account at Commercial Federal Bank for the life of this loan. Said account will have an auto-debit agreement for the monthly loan payments.

ADDITIONAL NEGATIVE COVENANTS

1.   Borrowers agree not to, without the Bank's written consent:

     (a) Engage in any business activities substantially different from the Borrower's present business.

     (b) Liquidate or dissolve the business.

     (c) Enter into any consolidation, merger, pool, joint venture, syndicate, or other combination.

     (d) Sell or otherwise dispose of any assets for less than fair market value, or enter into any sale and leaseback agreement covering any of its fixed or capital assets.

Borrower and all endorsers and all others who may become liable for all or any part of these obligations hereby severally waive
(i) demand, presentment for payment, notice of nonpayment, demand and dishonor, protest, notice of protest and all other notice except as otherwise provided herein or in the Loan Documents, (ii) filing of suit, and (iii) diligence in collecting this Note. Borrower, all endorsers and all others who may become liable for all or any part of this obligation hereby severally agree that it will not be necessary for any holder hereof, in order to enforce payment of this Note, to first institute suit or exhaust its remedies against any Borrower or others liable therefor. Borrower, all endorsers and all others who may become liable for all or any part of this obligation hereby severally further consent to any extension or postponement of time of payment of this Note or any other indulgence with respect hereto, including but not limited to, the release of any party primarily or secondarily liable hereon without notice thereof to any of them.

This Note shall be governed and construed in accordance with the laws of the State of Colorado.

This Note is secured by, among other things, a Deed of Trust on property located at 8000 North 41st Street, Longmont, CO 80503.


/s/ Phillip A. Wiland
      Phillip A. Wiland


/s/ Linda S. Wiland
      Linda S. Wiland


Commercial Federal Bank, a Federal Savings Bank



BY:   /s/ Jeffrey S. Holaday
      Jeffrey S. Holaday, Commercial Banker